                                                                   Exhibit 12(a)

GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
(U.S. Dollars in millions)

                                                                                              As of and for the nine months
                                                                                                    ended July 31        LTM ended
                                          As of and for the years ended October 31,  Pro Forma                            July 31,
                                          ----------------------------------------  ---------- -----------------------  ------------
                                               1999        2000         2001           2001       2001         2002         2002
                                               ----        ----         ----           ----       ----         ----         ----
------------------------------------------------------------------------------------------------------------------------------------
Ratio of eanings to fixed charges:
---------------------------------
Earnings:
Pretax income from continuing operations          67.3       100.5        128.0       102.3       109.0         21.1         40.1
Fixed charges                                     13.4        14.3         47.7        64.2        30.8         41.2         58.1
Amortization of capitalized interest               0.1         0.2          0.6         0.6         0.5          0.5          0.6
Distributed income of equity investees               -         2.4          2.9         2.9         2.9          2.3          2.3
Less interest capitalized                         (0.4)       (2.5)        (2.5)       (2.5)       (1.5)        (0.3)        (1.3)
Less minority interest                               -           -         (0.6)       (0.6)       (0.4)        (0.6)        (0.8)
                                             ---------  ----------   ----------  ----------  ----------   ----------   ----------
                                                  80.4       114.9        176.1       166.9       141.3         64.2         99.0
                                             ---------  ----------   ----------  ----------  ----------   ----------   ----------

Fixed charges:
Interest expensed*                                13.0        11.8         45.2        61.7        29.3         40.9         56.8
Interest capitalized                               0.4         2.5          2.5         2.5         1.5          0.3          1.3
                                             ---------  ----------   ----------  ----------  ----------   ----------   ----------
                                                  13.4        14.3         47.7        64.2        30.8         41.2         58.1
                                             ---------  ----------   ----------  ----------  ----------   ----------   ----------

Ratio of earnings to fixed charges                 6.0x        8.0x         3.7x        2.6x        4.6x         1.6x         1.7x
                                             =========  ==========   ==========  ==========  ==========   ==========   ==========

* Includes amortization of capitalized expenses related to indebtedness.